October 16, 1995

Mr. William F. Hawkins
Senior Vice President - Finance
 and Administration
Mississippi Chemical Corporation
Post Office Box 388
Highway 49 East
Yazoo City, Mississippi 39194

RE:  Form 10-Q Report for the Quarter Ended September 30, 1995

Dear Mr. Hawkins:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that as of July 1, 1995, Mississippi Chemical Corporation (the "Company"), changed from the declining balance method of accounting for depreciation to the straight-line method for assets placed into service after June 30, 1995. According to the management of the Company, this change was made to follow the depreciation method used by the industry in which the Company operates and to better match the depreciation expense of depreciable assets to that of the period of utility to the Company.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period subsequent to June 30, 1995. Further, we have not examined and do not express any opinion with respect to your financial statements for the three months ended September 30, 1995.

Very truly yours,


ARTHUR ANDERSEN LLP